Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

BEN GROUP, INC.,

TubeBuddy, LLC,

TUBEBUDDY, INC.,

and

GAMESQUARE HOLDINGS, INC.

dated as of

February 20, 2026

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Section 5.03 No Conflicts; Consents.	26
Section 5.04 Brokers.	26
Section 5.05 Sufficiency of Funds.	26
Section 5.06 Legal Proceedings.	27
Section 5.07 Valid Issuance.	27
Section 5.08 Capitalization.	27
Section 5.09 Registration Rights.	27
Section 5.10 SEC Documents.	27
Section 5.11 Stock Market.	29
ARTICLE VI COVENANTS	29
Section 6.01 Employees and Employee Benefits.	29
Section 6.02 Confidentiality.	30
Section 6.03 Non-Competition; Non-Solicitation.	30
Section 6.04 Public Announcements.	31
Section 6.05 Bulk Sales Laws.	31
Section 6.06 Receivables.	31
Section 6.07 Transfer Taxes.	31
Section 6.08 Payroll Tax Reporting.	31
Section 6.09 Prorations.	32
Section 6.10 Further Assurances.	32
Section 6.11 Use of Name.	32
Section 6.12 Listing.	32
Section 6.13 Integration.	32
Section 6.14 Removal of Legends.	33
Section 6.15 Current Public Information Requirement.	32
Section 6.16 Parent Guarantee.	34

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 20, 2026, is entered into by and among Ben Group, Inc., a Nevada corporation (“Ben Group”), TubeBuddy, LLC, a California limited liability company (“TB LLC”, and together with Ben Group, collectively “Seller”), TubeBuddy, Inc., a Delaware corporation (“Buyer”), and GameSquare Holdings, Inc., a Delaware corporation (“Parent”).

Recitals

WHEREAS, Seller is engaged through its TubeBuddy division in the business of offering software utilizing search engine optimization, bulk processing, workflow, and other tools for social media and content creation (the “TubeBuddy Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all or substantially all the assets, and certain specified liabilities, of the TubeBuddy Business, subject to the terms and conditions set forth herein; and

WHEREAS, in consideration for the purchase of the TubeBuddy Business by Buyer, Parent, an indirect parent company of Buyer, intends to issue certain shares in Parent to Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Technology” has the meaning set forth in Section 2.01(d).

“Additional Technology Consideration” has the meaning set forth in Section 2.06(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) proprietary algorithms, Software, or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, (b) proprietary embodied artificial intelligence and related hardware or equipment, (c) underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels, and (d) models whether trained or untrained, including weights, parameters and structure or architecture.

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“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Subscription Agreement, the Transition Services Agreement, and the RRA.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the TubeBuddy Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Bid Price Notification” has the meaning set forth in Section 5.11.

“Books and Records” has the meaning set forth in Section 2.01(i).

“Braintree Agreement” has the meaning set forth in Section 2.02(f).

“Braintree Deposit” has the meaning set forth in Section 2.02(f).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means, to the extent a Purchased Asset, all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, or licensed in the conduct of, and under the management of, the TubeBuddy Business.

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“Business Marks” has the meaning set forth in Section 6.11.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Accountants” means Kreston GTA.

“Cap” has the meaning set forth in Section 7.04(a).

“Certificate of Designation” means the Certificate of Designation of the Series A-2 Preferred Stock adopted by the Parent’s board of directors and duly filed with and accepted by the Delaware Secretary of State on or before the Closing Date, substantially in the form attached hereto as Exhibit H.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Share Value” has the meaning set forth in Section 2.11.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.06.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controlled Affiliate” means, with respect to Seller, any Affiliate that is, directly or indirectly, controlled by Seller. For the avoidance of doubt, no Affiliate that directly or indirectly controls Seller, or that is under common control with Seller but not controlled by Seller, shall be deemed a Controlled Affiliate.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Deferred Cash Consideration” has the meaning set forth in Section 2.06(a).

“Deferred Cash Consideration Date” has the meaning set forth in Section 2.06(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disposition Event” has the meaning set forth in Section 2.11.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Failure Payment” has the meaning set forth in Section 2.10(e).

“Failure Payment Deadline” has the meaning set forth in Section 2.10(e).

“Fraud” means common law fraud under the laws of the State of Delaware (but excluding fraud based on imputed or constructive knowledge, or on tort or recklessness) in the making of any representation or warranty expressly set forth in this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” means an impartial nationally recognized accounting firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information (“Trade Secrets”); and (h) AI Technologies, computer programs, platforms, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”).

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“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the TubeBuddy Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the TubeBuddy Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(b).

“Issued Shares” has the meaning set forth in Section 2.05.

“Issued Share Terms” means the terms applicable to the Issued Shares as set forth in the Certificate of Designation and this Agreement.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge (expressly excluding any constructive or imputed knowledge) of any director or officer of Seller, after due inquiry of direct reports. With respect to Intellectual Property, “Knowledge of Seller” or “Seller’s Knowledge” and similar phrases do not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or other opinions of counsel, or any Intellectual Property clearance searches or reviews.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.02(n).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the TubeBuddy Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special, exemplary, lost profits or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Parent” has the meaning set forth in the preamble.

“Parent Approval Deadline” has the meaning set forth in Section 2.10(a).

“Parent SEC Documents” means all statements, reports, schedules, forms and other documents (including amendments, exhibits and all other information incorporated by reference therein) required to have been filed by Parent with the SEC within twelve (12) months prior to the date of this Agreement.

“Parent’s Stockholders Meeting” has the meaning set forth in Section 2.10(a).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (other than entity formation registrations and authorizations to do business in applicable jurisdictions).

“Permitted Encumbrances” has the meaning set forth in Section 4.04.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 2.10(a).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Requisite Stockholder Approval” means the approval of the holders of a majority of the votes represented by all outstanding shares of the Parent’s capital stock to approve the authorization of a sufficient number of additional shares of Common Stock to allow for the Issued Shares to convert into Common Stock in accordance with, and pursuant to the terms and conditions set forth in the Certificate of Designation.

“Restricted Business” means the business of offering software utilizing search engine optimization, bulk processing, workflow, and other tools for social media and content creation.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“RRA” has the meaning set forth in Section 3.02(a)(v).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller’s Accountants” means Baker Tilly.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Subscription Agreement” has the meaning set forth in Section 3.02(a)(i).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties, in each case imposed by any Governmental Authority, with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Agent” means, with respect to the Issued Shares and Common Stock, Computershare or such other financial institution that provides transfer agent services that Parent may engage from time to time.

“Transition Services Agreement” shall have the meaning set forth in Section 3.02(a)(ix).

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“TubeBuddy Business” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located (other than the Excluded Assets), which are primarily used or primarily held for use in connection with, the TubeBuddy Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, set forth on Section 2.01(a) of the Disclosure Schedules (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, set forth on Section 2.01(b) of the Disclosure Schedules (“Inventory”);

(c) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property Assets, including but not limited to (i) the Intellectual Property listed on Section 2.01(d)(i) of the Disclosure Schedules, and (ii) the technology listed on Section 2.01(d)(ii) of the Disclosure Schedules (such technology listed on Schedule 2.01(d)(ii), the “Additional Technology”); provided, that the definition of Additional Technology shall expressly exclude any Intellectual Property used in, incorporated in, or developed within, the TubeBuddy Business or otherwise in the TubeBuddy division of Seller;

(e) all Permits held by Seller, that are transferable, and required for the conduct of the TubeBuddy Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.08(b) of the Disclosure Schedules;

(f) all rights to any Actions of any nature available to or being pursued by Seller to the extent primarily related to the TubeBuddy Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the TubeBuddy Business, the Purchased Assets or the Assumed Liabilities;

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(i) originals, or where not available, copies, of all books and records in the possession of Seller and with respect to the last three (3) years, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, customer data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

(j) all computers, computer equipment, and related tangible personal property that is necessary for the employees listed on Schedule 6.01 to continue their duties and responsibilities relating the TubeBuddy Business immediately following Closing (excluding any information, data, or materials stored on such equipment that is unrelated to the TubeBuddy Business and provided that the transition of information and related access shall be under the management and control as part of the transition services provided by Seller’s employees pursuant to the Transition Services Agreement); and

(k) all goodwill and the going concern value of the TubeBuddy Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans and assets attributable or related thereto;

(d) all Seller inter-company receivables unrelated to the TubeBuddy Business;

(e) all Tax refunds, credits or overpayments with respect to the Purchased Assets, the TubeBuddy Business or the Assumed Liabilities for or attributable to any Pre-Closing Tax Period;

(f) all prepaid expenses, credits, advance payments, claims, security, or refunds with respect to the TubeBuddy Business prior to the Closing, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, including any such item relating to the payment of Taxes, such as any refund of Taxes, and including the deposit amount of $200,000 held in the reserve fund pursuant to the Braintree Payment Services Agreement, updated September 29, 2025 (the “Braintree Agreement”) (such amount, the “Braintree Deposit”);

(g) cash, short-term investments, deposits, bank accounts and other similar assets;

(h) all insurance policies of Seller, as well as all proceeds payable thereunder to the extent related to matters prior to the Closing;

(i) all furniture, fixtures, machinery, tools, vehicles, equipment, office equipment, supplies, telephones and other tangible personal property not included in Section 2.01(j);

(j) any of the rights of the Seller under this Agreement or under the Ancillary Documents;

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(k) personnel records and other internal records that Seller is required to retain by law;

(l) all communications at or before the Closing between or among Seller, any shareholder of Seller or any affiliate thereof (collectively, the “Seller Group”) or any of them, on the one hand, and any of their attorneys (including Perkins Coie LLP), on the other hand, including all communications (and any documents maintained in any electronic, paper or other medium that constitute, record or reflect communications) relating to the negotiation of, preparation for or advice related to the transactions contemplated by this Agreement, any Ancillary Document and any alternative or related transactions considered or consummated, and all associated rights to assert, waive and otherwise control the attorney-client privilege, any protection applicable to attorney work product and right of confidentiality of any member of the Seller Group;

(m) the assets, properties and rights specifically set forth on Section 2.02(m) of the Disclosure Schedules;

(n) each parcel of real property leased by Seller and used in or necessary for the conduct of the TubeBuddy Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”);

(o) any equity or equity rights in any Person; and

(p) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the TubeBuddy Business division that remain unpaid and are not more than one hundred twenty (120) days past due as of the Closing Date, and that either are reflected on Schedule 2.03(a) or arose in the ordinary course of business consistent with past practice since January 1, 2026;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c) all Liabilities in respect of (i) Taxes arising out of, or relating to, Buyer’s or Parent’s ownership, possession, or use of the Purchased Assets or the operation of the TubeBuddy Business for or attributable to any Post-Closing Tax Period; or (ii) Taxes that are the responsibility of Buyer or Parent pursuant to Section 6.07; and

(d) those Liabilities of Seller set forth on Section 2.03(d) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

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(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the TubeBuddy Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that are the responsibility of Seller pursuant to Section 6.07; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that relate to any Pre-Closing Tax Period and that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the TubeBuddy Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any trade accounts payable of Seller (i) to the extent not accounted for on Schedule 2.03(a) or did not arise in the ordinary course of business since the “as of” date on Schedule 2.03(a), (ii) which constitute intercompany payables owing to Affiliates of Seller or (iii) which constitute debt, loans or credit facilities to financial institutions;

(j) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

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(k) any Liabilities under the Excluded Contracts or any other Contracts to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(l) any Liabilities associated with debt, loans or credit facilities of Seller and/or the TubeBuddy Business owing to financial institutions; and

(m) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be equal to (i) the issuance to Seller of Five Million (5,000,000) shares of Parent’s Series A-2 Preferred Stock (the “Issued Shares”), (ii) the Deferred Cash Consideration, and (iii) the Additional Technology Consideration, subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

Section 2.06 Purchase Price Adjustment.

(a) Deferred Cash Consideration. In the event that, on the date that is eighteen (18) months after the Closing Date (the “Deferred Cash Consideration Date”), the volume weighted average per share price of the Issued Shares on a 1:1 as converted basis to Parent’s common stock, par value $0.0001 per share (the “Common Stock”), for the thirty (30) trading days preceding the Deferred Cash Consideration Date (the “Issued Shares VWAP”), is less than $0.70 per share after accounting for changes in the Issued Shares (on such as converted basis) by way of stock split, stock dividend, combination, reclassification, or similar event, or through merger, consolidation, reorganization, recapitalization or business combination, in each case, as it relates to the Common Stock, Seller shall be entitled to additional cash consideration (the “Deferred Cash Consideration”), which Parent shall pay within five (5) Business Days to Seller by wire transfer of immediately available funds to an account designated in writing by Seller. Such Deferred Cash Consideration shall be equal to (a) the product of (i) Five Million (5,000,000) multiplied by (ii) the absolute value of the dollar amount by which such Issued Shares VWAP (as calculated in the preceding sentence) is less than $0.70, minus (b) any proceeds received from the sale of Issued Shares prior to the Deferred Cash Consideration Date. By way of illustration, if the Issued Shares VWAP equals $0.63 and no Issued Shares have been sold, then the Deferred Cash Consideration shall be $350,000 (i.e., the product of 5,000,000 multiplied by $0.07). Notwithstanding anything in this Section 2.06 to the contrary, if prior to the Deferred Cash Consideration Date and after the Issued Shares are converted to Common Stock the (x) the closing price of the Issued Shares is greater than $0.70 for ten (10) consecutive trading days or twenty (20) total trading days subsequent to the date such Issued Shares are no longer subject to any trading restrictions applicable to the then-holder thereof pursuant to SEC Rule 144, including any volume or manner-of-sale restrictions by reason of Rule 144 and any current public information requirement under Rule 144 or otherwise, or (y) Seller or any of its Affiliates sells any of the Issued Shares prior to the Deferred Cash Consideration Date for aggregate gross proceeds in excess of Three Million Five Hundred Thousand Dollars ($3,500,000), then irrespective of the Issued Shares VWAP as of the Deferred Cash Consideration Date, the Deferred Cash Consideration due to the Seller hereunder shall be $0. For the avoidance of doubt, Seller or any of its Affiliates may transfer any or all of the Issued Shares to one or more of its Affiliates, and for purposes of clause (x) above, the determination of whether such Issued Shares are no longer subject to trading restrictions under Rule 144 shall be made with respect to the then-holder of such Issued Shares (including any Affiliate transferee). Each of the terms and provisions set forth in the foregoing paragraph shall be equitably adjusted in the event that the number of outstanding shares of Common Stock is changed by way of stock split, stock dividend, combination, reclassification, or similar event, or through merger, consolidation, reorganization, recapitalization, or business combination, in each case, as it relates to the Common Stock. For the avoidance of doubt, if the Failure Payment becomes payable hereunder, Seller shall not be entitled to receive the Deferred Cash Consideration pursuant to this Section 2.06(a).

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(b) Additional Technology Consideration. In the event that any Additional Technology is directly or indirectly sold, licensed, or monetized, as a standalone asset or in one or more transactions pursuant to which specific value is allocated or reasonably allocable to the Additional Technology, after Closing by Buyer or Parent, Seller shall be entitled to 50% of the net proceeds (whether in cash, equity, or other property) actually received by Buyer or Parent from any such sale, license, or other monetization of the Additional Technology, until the aggregate amount received by Seller equals One Hundred Fifty Million Dollars ($150,000,000) (the “Additional Technology Consideration”), after which the Seller shall not be entitled to any further payment of any kind pursuant to any sale, license, or monetization of the Additional Technology. Seller agrees and acknowledges that any Additional Technology Consideration earned, if any, shall be considered part of the Purchase Price. Notwithstanding anything herein to the contrary, Seller agrees and acknowledges that nothing in this Agreement requires Buyer or any of its Affiliates to make any effort to maintain, sell, license, or monetize the Additional Technology. If Buyer chooses to sell, license, or monetize any Additional Technology, any costs, including but not limited to filing and legal costs and fees, for maintaining the Additional Technology shall be deducted from the gross revenues received in such sale, license, or monetization prior to dividing the net proceeds pursuant to this Section 2.06(b).

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in a manner consistent with the principles set forth on Schedule 2.07 (the “Allocation Schedule”) and Section 1060 of the Code. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any applicable provision of Tax Law; provided, however, that to the extent that the Seller provides the deliverable contemplated by Section 3.02(a)(vi), prior to making any such deduction and withholding, Buyer shall use commercially reasonable efforts to provide advance notice of such deduction and withholding to Seller to permit Seller to provide or update any applicable forms, certifications or other information to reduce or eliminate any deduction or withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, all such withheld amounts shall be treated as delivered to Seller hereunder.

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Section 2.09 Third Party Consents. To the extent that Seller’s rights under any Contract or transferable Permit constituting a Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Buyer and Seller shall use reasonable best efforts to obtain any such required consent(s) as promptly as possible (provided that Seller shall not be obligated to make any payments to obtain such consents). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, shall use commercially reasonable efforts for ninety (90) days after the Closing to act as Buyer’s agent in order to obtain for it the benefits thereunder and shall reasonably cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Non-receipt of any such consent or approval or any failure to assign such Contract as a result thereof shall not be a basis for adjustment to the Purchase Price so long as Seller complies with this Section 2.09.

Section 2.10 Shareholder Vote.

(a) As soon as reasonably practicable following the date of this Agreement (and in no event later than April 30, 2026), Parent shall, in consultation with Seller, prepare and file with the SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of Parent’s stockholders held for the purpose of obtaining the Requisite Stockholder Approval (including any adjournment or postponement thereof, the “Parent’s Stockholders Meeting”). Parent and Seller will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, Seller will furnish to Parent any information relating to Seller required by the Exchange Act to be set forth in the Proxy Statement, and such information, at the date the Proxy Statement is first mailed to the Parent’s stockholders and at the time of the Parent’s Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall use its commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and file all necessary amendments thereto in connection with such SEC comments. Parent shall promptly notify Seller of the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement and any request by the SEC (or the staff of the SEC) for any amendment to the Proxy Statement or for additional information and shall consult with Seller regarding, and provide Seller with copies of, all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent shall provide Seller a reasonable opportunity to review and to propose comments on such document or response and Parent shall in good faith consider including all such comments proposed by Seller, but Parent shall not be obligated to incorporate any such comments. Parent shall, after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, cause the Proxy Statement to be mailed to Parent’s stockholders entitled to vote at the Parent’s Stockholders Meeting, and shall cause the Parent’s Stockholders Meeting to be held as soon as reasonably practicable following such mailing (but in no event later than one hundred twenty (120) days after the Closing Date (the “Parent Approval Deadline”)).

(b) The Proxy Statement, at the date it is first mailed to Parent’s stockholders, or at the time of Parent’s Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, any obligations of Parent with respect to this Section 2.10(b) do not extend to statements made or incorporated by reference in the Proxy Statement based on information supplied by Seller in writing for inclusion or incorporation by reference therein.

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(c) If at any time prior to Parent’s Stockholders Meeting any information relating to Parent or Seller, or any of their respective Affiliates, should be discovered by Parent or Seller which, in the reasonable judgment of Parent or Seller (as applicable), should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent.

(d) Parent, acting through Parent’s board of directors, shall (a) as soon as reasonably practicable, following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Proxy Statement, take all action necessary to set a record date for, duly call, give notice of, convene and hold the Parent’s Stockholders Meeting; and (b) include in the Proxy Statement the recommendation of Parent’s board of directors that Parent’s stockholders approve the increase in authorized shares of Common Stock and not withdrawing, qualifying or adversely modifying such recommendation prior to the Parent’s Stockholders Meeting (except as required to comply with the board’s fiduciary duties under applicable Law) and use its reasonable best efforts to obtain the Requisite Stockholder Approval. As soon as reasonably practicable following the date of this Agreement (and thereafter, upon the reasonable request of Seller made not more than one time every week), Parent shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Parent’s Stockholders Meeting that is twenty (20) Business Days after the date of such “broker search.” Seller shall use commercially reasonable efforts to solicit from the stockholders of Parent proxies in favor of the proposal to approve the authorization of a sufficient number of additional shares of Common Stock to allow for the Issued Shares to convert into Common Stock in accordance with, and pursuant to the terms and conditions set forth in the Certificate of Designation, and to secure the Requisite Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may not adjourn or postpone the Parent’s Stockholders Meeting without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law, (ii) if Parent reasonably believes in good faith that it is necessary to ensure that any supplement or amendment to the Proxy Statement that is legally required or may be advisable is timely provided to the stockholders of Parent, or (iii) if as of the time for which the Parent’s Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares (either in person, or by means of remote communication, or by proxy) to constitute a quorum necessary to conduct the business of the Parent’s Stockholders Meeting, or if on the date of such Parent’s Stockholders Meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Parent’s Stockholder Approval and Parent shall continue to use all reasonable best efforts to assist in the solicitation of proxies from stockholders relating to the Parent’s Stockholder Approval; provided, that unless otherwise agreed by the parties, the Parent’s Stockholders Meeting may not be postponed or adjourned to a date that is (i) more than 10 days after the date for which the then most-recent Parent’s Stockholders Meeting was scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) later than the Parent Approval Deadline. Parent shall engage a nationally recognized proxy solicitor and keep Seller informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement; provided, that Parent shall, upon the request of Seller, use its reasonable best efforts to cause such proxy solicitor to advise Seller on a not less than daily basis during the last ten (10) Business Days prior to the date of the Parent’s Stockholders Meeting as to the aggregate tally of the proxies received by Parent with respect to the Requisite Stockholder Approval.

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(e) If the Requisite Stockholder Approval is not obtained by the Parent Approval Deadline, interest shall begin to accrue on the principal amount of $2,350,000 at the rate per annum equal to five percent (5%). If the Requisite Stockholder Approval is not obtained by September 30, 2026 (the “Failure Payment Deadline”), Parent shall (i) pay to Seller within five (5) Business Days of the Failure Payment Deadline an amount equal to $2,350,000, plus any interest accrued pursuant to this Section 2.10(e), by wire transfer of immediately available funds to an account designated in writing by Seller (and, for the avoidance of doubt, such payment shall be made by such date regardless of whether the steps required to complete the redemption in (iii) have been satisfied), (ii) pay to Seller within five (5) Business Days of the eighteen (18) month anniversary of the Closing Date an amount equal to $1,150,000, by wire transfer of immediately available funds to an account designated in writing by Seller (the payment obligations in (i) and (ii), collectively, the “Failure Payment”) and (iii) cause the Issued Shares to be redeemed in accordance with, and pursuant to the terms and conditions set forth in, the Certificate of Designation. To the extent of any conflict between this Agreement and the Certificate of Designation with respect to the terms, rights or obligations of the Issued Shares (including any redemption thereof), the Certificate of Designation shall control; provided, that, notwithstanding anything to the contrary in the Certificate of Designation, nothing therein shall limit, condition or delay Seller’s right to receive the Failure Payment when due under this Agreement or Parent’s obligations under this Section 2.10.

Section 2.11 Future Sale. In the event of a disposition of all or a material portion of the TubeBuddy Business within two (2) years of the Closing Date, whether by sale, spin-off or public offering (any such event, a “Disposition Event”), in which the Aggregate Disposition Valuation (as defined below) exceeds the aggregate value of the Series A-2 Convertible Preferred Stock of the Parent as of the date hereof (assuming a price per share of $0.2958) (the “Closing Date Share Value”), Parent or Buyer shall promptly, and no later than ten (10) Business Days after the effective date of such Disposition Event, pay Seller or its designee or successor an amount equal to 50% of the difference between the Aggregate Disposition Valuation and the Closing Date Share Value, in immediately available funds by wire transfer to such bank account as Seller shall specify in writing. “Aggregate Disposition Valuation” shall mean (i) the total market capitalization of the TubeBuddy Business (or its successor) in a spin-off or public offering on the date of such Disposition Event, or, (ii) in the event of a sale, the aggregate amount (including fair market value of any non-cash consideration) received in such sale (or in the event of a partial sale, the aggregate valuation of the TubeBuddy Business (or its successor) based on the aggregate amount received in such partial sale); provided, however, that in each case the Aggregate Disposition Valuation will exclude the (A) value attributable to any business, division or other asset of Buyer or its Affiliates other than the TubeBuddy Business substantially as comprised as of immediately following the Closing that is included in any such Disposition Event and (B) any amount of material capital improvement investments made in the TubeBuddy Business (but, for the avoidance of doubt, not including overhead, operating expenditures, payroll, and similar categories).

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ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures on the date hereof, or at such time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer and Parent the following:

(i) a subscription agreement (the “Subscription Agreement”) duly executed by Seller evidencing its subscription for the Issued Shares;

(ii) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) one or more assignments in the form of Exhibit C hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) a registration rights agreement in the form of Exhibit D hereto (the “RRA”) and duly executed by Seller;

(vi) the IRS Form W-9 of Seller;

(vii) the certificate of the Secretary or Assistant Secretary of Seller certifying as to the resolutions of the board of directors and of the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Ancillary Documents, and any other agreements, instruments and documents contemplated or required hereby;

(viii) a payoff letter or other evidence of cancellation from each holder of indebtedness that is secured by any of the Purchased Assets or any other personal property of Seller, along with valid releases of all Encumbrances on the Purchased Assets (such as UCC-3 termination statements or equivalent);

(ix) a transition services agreement in the form of Exhibit E hereto (the “Transition Services Agreement”) and duly executed by Seller; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably required to give effect to this Agreement.

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(b) At the Closing, Buyer and Parent shall deliver to Seller the following:

(i) evidence of the book entry issuance of the Issued Shares in Seller’s name;

(ii) the Subscription Agreement duly executed by Parent;

(iii) a voting proxy in the form of Exhibit F hereto (the “Voting Proxy”);

(iv) the Assignment and Assumption Agreement duly executed by Buyer;

(v) the RRA duly executed by Parent;

(vi) the certificate of the Secretary or Assistant Secretary of Buyer and Parent certifying (a) that the Certificate of Designation has been duly executed in accordance with Delaware Law and filed with the Delaware Secretary of State, together with evidence of such filing reasonably acceptable to Seller (which may include a file-stamped copy of the Certificate of Designation or written confirmation of filing from the Delaware Secretary of State) and (b) as to the resolutions of the board of directors and of the shareholders of Buyer and Parent, which authorize the execution, delivery, and performance of this Agreement, the Ancillary Documents, and any other agreements, instruments and documents contemplated or required hereby and the issuance of the Issued Shares; and

(vii) the Transition Services Agreement duly executed by Buyer.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer and Parent that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Ben Group is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the TubeBuddy Business as currently conducted. TB LLC is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the TubeBuddy Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the TubeBuddy Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the TubeBuddy Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.

Section 4.04 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.04 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the TubeBuddy Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the TubeBuddy Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable;

(e) minor defects, irregularities, overlaps, or other imperfections of title that do not materially interfere with the current use of the Purchased Asset;

(f) non-assignment clauses and customary transfer restrictions in Contracts entered in the ordinary course, as provided in Section 4.04(f) of the Disclosure Schedules;

(g) non-exclusive licenses of Intellectual Property and shrink-wrap, click-wrap, and open-source licenses used in the ordinary course;

(h) standard terms of service, EULAs, SaaS, and hosting agreements incurred in the ordinary course that impose customary restrictions on use or assignment; or

(i) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the TubeBuddy Business or the Purchased Assets.

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Notwithstanding the foregoing, third-party assertions that any Intellectual Property Assets or the operation of the TubeBuddy Business infringes, misappropriates or otherwise violates any third-party Intellectual Property rights shall not, by themselves, be deemed to constitute a breach of this Section 4.04, provided that Seller has no Knowledge of such assertions.

Section 4.05 Intellectual Property.

(a) Section 4.05(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets.

(b) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets and, to Seller’s Knowledge, has the valid and enforceable right to use all other Intellectual Property used or held for use in the conduct of the TubeBuddy Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller.

(c) All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. To Seller’s Knowledge, all of the Intellectual Property Assets and Licensed Intellectual Property are valid, subsisting, and enforceable. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in the loss or impairment of the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the TubeBuddy Business.

(d) In each case to Seller’s Knowledge, the conduct of the TubeBuddy Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the TubeBuddy Business have not infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(e) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the TubeBuddy Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

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(f) All Business IT Systems are in good working condition. To the Knowledge of the Seller, the Business IT Systems do not contain any defect, bug, virus, programming, documentation error, corruptant, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(g) Seller complies with and, since January 1, 2024, has complied in all material respects with all applicable Privacy Laws and Privacy Requirements. In the past three years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving the Business IT Systems or Personal Information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s (to the extent relating to the TubeBuddy Business) collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Privacy Requirements in each case in connection with the conduct of the TubeBuddy Business.

Section 4.06 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the TubeBuddy Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the TubeBuddy Business.

Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.08 Compliance with Laws; Permits

(a) Since January 1, 2023, Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the TubeBuddy Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the TubeBuddy Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.08(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the TubeBuddy Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Since January 1, 2024, Seller has complied and is now complying, in all material respects with the terms of all Permits listed on Section 4.08(b) of the Disclosure Schedules.

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ARTICLE V
Representations and warranties of buyer AND PARENT

Buyer and Parent represent and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer and Parent. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer and Parent. Buyer and Parent have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which each is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the issuance and sale of the Issued Shares and the issuance of the shares of Common Stock issuable upon conversion of the Issued Shares, subject to receipt of the Requisite Stockholder Approval. The execution and delivery by Buyer and Parent of this Agreement and any Ancillary Document to which Buyer or Parent is or will be a party, the performance by Buyer and Parent of its obligations hereunder and thereunder and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer and Parent enforceable against Buyer and Parent in accordance with its terms. When each Ancillary Document to which Buyer or Parent is or will be a party has been duly executed and delivered by Buyer and Parent (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer and Parent enforceable against it in accordance with its terms. The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and effect the issuance of the Issued Shares in accordance with the Issued Share Terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer and Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer and Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer or Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer or Parent to consummate the transactions contemplated hereby on a timely basis.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer or Parent.

Section 5.05 Sufficiency of Funds. Parent or Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.06 of this Agreement) and consummate the transactions contemplated by this Agreement.

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Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Valid Issuance. All Issued Shares will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in this Agreement and the Ancillary Documents or restrictions on transfer under applicable state and federal securities laws) and (b) issued in compliance with applicable securities Laws, the Issued Share Terms, and other applicable Laws. The issuance and delivery of the Issued Shares does not, and the conversion in full of the Issued Shares, thereupon will not, (a) obligate the Parent to offer to issue, or issue, shares of Common Stock or other securities to any Person pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of the Parent.

Section 5.08 Capitalization. The Parent’s disclosure of its authorized, issued and outstanding capital stock in the Parent SEC Documents containing such disclosure was accurate in all material respects as of the date indicated in such Parent SEC Documents. All of the issued and outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Parent were issued in violation of any preemptive or other similar rights of any securityholder of the Parent which have not been waived, and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties. Except as disclosed in the Parent SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Parent or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Parent or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options (other than the Series A-1 Convertible Preferred Stock of the Parent, par value $0.0001 per share); the capital stock of the Parent conforms in all material respects to the description thereof contained in the Parent SEC Documents; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Parent have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

Section 5.09 Registration Rights. Except as set forth in this Agreement, the Ancillary Documents or as disclosed in Section 5.09 of the Disclosure Schedules, Parent is presently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Parent’s presently outstanding securities or any of its securities that may hereafter be issued, other than such rights and obligations that have expired or been satisfied or waived.

Section 5.10 SEC Documents. Except as expressly set forth in the Parent SEC Documents:

(a) All Parent SEC Documents have been so filed with the SEC on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), (i) each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The consolidated financial statements of Parent (including all related notes and schedules) included in the Parent SEC Documents (i) complied as of the filing date in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments), and (iv) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries in all material respects.

(c) Management of Parent has disclosed to Parent’s auditors any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and any fraud that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Since January 1, 2024, none of Parent or its Subsidiaries nor any director or officer of Parent or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or its Subsidiaries regarding questionable accounting or auditing matters with respect to Parent or its Subsidiaries.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(f) There have been no material changes to the capitalization of Parent, including any issuance, sale, grant, or other disposition of any shares of capital stock, equity interests, options, warrants, or other rights to acquire capital stock or equity interests, or securities convertible into or exercisable for capital stock or equity interests, other than as disclosed in the Parent SEC Documents.

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Section 5.11 Stock Market. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “GAME.” Except with respect to the Nasdaq Minimum Bid Price Requirement set forth in Nasdaq Listing Rule 5550(a)(2), Parent is in compliance with all listing requirements of Nasdaq applicable to Parent. On September 10, 2025, Parent received a notification letter from Nasdaq (the “Bid Price Notification”) indicating that Parent was not in compliance with the Minimum Bid Price Requirement. Parent shall use best efforts to cure such deficiency within the applicable compliance period and has not received any notice from Nasdaq that it will not be afforded the full compliance period permitted under the Nasdaq Listing Rules (consisting of an initial 180-day compliance period and, subject to Parent’s satisfaction of the conditions set forth in Nasdaq Listing Rule 5810(c)(3)(A) at the expiration of the initial compliance period, a second 180-day compliance period) to regain compliance with the Minimum Bid Price Requirement. Except for the Bid Price Notification, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Capital Market or to deregister the Common Stock under the Exchange Act. Parent has taken no action as of the date of this Agreement that is designed to terminate the registration of the Common Stock under the Exchange Act.

ARTICLE VI
Covenants

Section 6.01 Employees and Employee Benefits.

(a) Commencing on the Closing Date, to the extent not already resigned, Seller shall terminate all employees set forth on Schedule 6.01, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses prior to the Closing Date.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, (i) any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the TubeBuddy Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, in each case for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date, (ii) any obligations arising with respect to the Benefit Plans, and (iii) any obligations arising with respect to worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the TubeBuddy Business which relate to events occurring on or prior to the Closing Date.

(c) Each employee of the TubeBuddy Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under each group health plan and eligibility and vesting only under any defined contribution retirement plan, in each case as maintained by Buyer, for his or her period of service with the Seller prior to the Closing Date; provided, however, that such credit shall be (i) given pursuant to payroll or plan records relating to each such individual; and (ii) consistent with the terms of the applicable Buyer benefit plan.

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Section 6.02 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the TubeBuddy Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided further that the Seller and its Affiliates may disclose information regarding this Agreement and the transactions contemplated hereby (1) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services, (2) to its equityholders to provide notice of the transactions contemplated hereby, or (3) as reasonably necessary for enforcing rights or defending against claims under this Agreement or the transactions contemplated hereby. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the TubeBuddy Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the TubeBuddy Business after the Closing), or any other Person who has a material business relationship with the TubeBuddy Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Controlled Affiliates to, directly or indirectly, hire or solicit any person who becomes employed by Buyer in connection with the transaction, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Seller or any of its Controlled Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.04 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The initial press release regarding this matter shall be substantially in the form of Exhibit G hereto. If Buyer shall determine that it is required to make a public announcement pursuant to applicable Law, it shall provide copies of such proposed announcement to Seller sufficiently in advance thereof to permit Seller a reasonable opportunity to review and comment on such public announcement.

Section 6.05 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.06 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof (except with respect to any funds or fees under the Braintree Agreement arrangements up to the amount of the Braintree Deposit, which shall be retained by Seller to satisfy its right to the Braintree Deposit). From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.07 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty-percent (50%) by Seller and fifty-percent (50%) by Buyer when due. The party required by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

Section 6.08 Payroll Tax Reporting. Seller shall transfer to Buyer any records relating to withholding and payment of income and unemployment Taxes (federal, state, local and non-U.S.) and FICA and FUTA Taxes (or any similar non-U.S. Tax) and any and all state, local and non-U.S. unemployment payment reserves or charge history with respect to wages paid to any employee of the TubeBuddy Business who becomes employed by Buyer in connection with the transaction for the calendar year in which the Closing occurs (including Forms W-4 and Employee’s Withholding Allowance Certificates or any similar state, local or non-U.S. forms). Buyer and Seller shall adopt the “standard procedure” for preparing and filing Forms W-2, as described in IRS Revenue Procedure 2004-53 (or any similar procedure under state, local or non-U.S. Law).

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Section 6.09 Prorations. For purposes of this Agreement, at or after the Closing, all property Taxes and excise Taxes imposed in lieu of property Taxes pertaining to the Purchased Assets will be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed prior to the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated by this Agreement. Seller will be responsible for that portion of such amounts relating to the period ending on the Closing Date, and Buyer will be responsible for that portion of such amounts relating to the period after the Closing Date.

Section 6.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.11 Use of Name. Seller hereby acknowledges and agrees that upon the consummation of the transactions contemplated hereby, Buyer shall have the sole right to the use of the service marks, trademarks, or trade names used in the TubeBuddy Business and any identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Business Marks”). Seller shall not, and shall cause its Affiliates not to, use such name or any variation or simulation thereof or any of the Business Marks that are material to the TubeBuddy Business. Within sixty (60) days of the Closing Date, Seller shall change its corporate and/or trade name to remove any reference to the name “TubeBuddy”, and any other Business Mark, and shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Buyer, at or as soon as practicable after the Closing Date, to use the Business Marks, Seller shall execute and deliver to Buyer all consents related to such change of name as may be requested by Buyer, and will otherwise cooperate with Buyer.

Section 6.12 Listing. For so long as Seller holds any Issued Shares or any Common Stock issued upon conversion thereof, Parent shall use best efforts to maintain the listing and trading of its Common Stock on the Nasdaq Capital Market (or another national securities exchange of equivalent or higher listing standards) and, in accordance therewith, will comply in all material respects with the Parent’s reporting, filing and other obligations under the rules and regulations of Nasdaq.

Section 6.13 Integration. Parent shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Parent shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Issued Shares in a manner that would require the registration under the Securities Act of the sale of the Issued Shares to Seller, or that will be integrated with the offer or sale of the Issued Shares for purposes of the rules and regulations of Nasdaq or any other national securities exchange on which the Common Stock is listed such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction. The foregoing shall apply equally to the Common Stock issuable upon conversion of the Issued Shares.

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Section 6.14 Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Issued Shares or Common Stock by Seller pursuant to Rule 144 or pursuant to any other exemption under the Securities Act, upon request by the Seller by notice to the Parent, Parent shall, within two (2) Business Days of such request, direct the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends and cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. Seller shall provide Parent with customary representations in connection therewith. Parent shall be responsible for the fees of its Transfer Agent, legal counsel and all other costs associated with such legend removal. Parent acknowledges and agrees that Seller may transfer some or all of the Issued Shares or Common Stock promptly following the Closing to one or more Affiliates of Seller. Parent shall promptly take all necessary steps with the Transfer Agent and its legal counsel to remove legends and effect the transfer process under this Section 6.14 within five (5) Business Days after notice from Seller, including by providing any required documentation, instructions, or opinions without undue delay.

(b) Upon the earliest of such time as the Issued Shares or Common Stock (i) have been registered under the Securities Act pursuant to an effective registration statement; (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale by the then-holder thereof pursuant to SEC Rule 144, without the requirement for the Parent to be in compliance with the current public information requirement under Rule 144, the Parent shall, within two (2) Business Days following any request therefor from Seller, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. Parent shall not unreasonably delay, condition, or withhold the delivery of any such opinion. Seller shall provide Parent with customary representations in connection therewith. Parent shall be responsible for all fees and expenses of its Transfer Agent, legal counsel, and any other costs associated with such legend removal.

(c) Notwithstanding any other provision of this Agreement or any Ancillary Document, Seller may transfer all or any portion of the Issued Shares or Common Stock to any Affiliate of Seller without the consent of Parent or any other party, and any such Affiliate transferee shall be entitled to the benefits of, and may exercise all rights under, this Section 6.14 as if such Affiliate were the Seller hereunder. For purposes of Rule 144, any such Affiliate transferee shall be permitted to tack the holding period of Seller with respect to any Issued Shares or Common Stock so transferred. Parent agrees to cooperate with Seller and any such Affiliate transferee in connection with any such transfer, including by providing any documentation or instructions reasonably necessary to effectuate such transfer and any subsequent legend removal. Parent’s obligation to cause its counsel to deliver opinions under this Section 6.14 shall extend to any transfer to an Affiliate, and any such Affiliate transferee shall be entitled to rely on any such opinion.

(d) Parent shall, and shall cause its legal counsel to, cooperate in good faith with Seller, any Affiliate transferee, and the Transfer Agent in connection with any legend removal request under this Agreement. Such counsel shall deliver any required opinions promptly and shall not impose conditions or requirements beyond what is strictly necessary to comply with applicable securities laws and customary legal practice.

Section 6.15 Current Public Information Requirement. For so long as Seller or any of its Affiliates holds any Issued Shares or any Common Stock issued upon conversion thereof, Parent shall timely file all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, other than “Current Reports” on Form 8-K, and shall take such further action as Seller may reasonably request in order to make available adequate current public information with respect to Parent meeting the current public information requirement of Rule 144(c) under the Securities Act (or successor rule), to the extent required to enable Seller or any such Affiliate to sell the Issued Shares or Common Stock under Rule 144.

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Section 6.16 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to Seller the full and prompt payment and performance of all obligations of Buyer under this Agreement. If Buyer fails to pay or perform any such obligation when due, Parent shall, upon written demand by Seller, promptly pay or perform such obligation.

Section 6.17 Non-Disparagement. Parent and Buyer agree that, from and after the Closing, neither Parent nor Buyer, nor any of their respective officers, directors, employees, or agents, shall make, publish, or communicate any disparaging or defamatory statements or remarks concerning Seller or any of its Affiliates, or any of their respective officers, directors, managers, members, or employees, in connection with the TubeBuddy Business, including with respect to the manner in which Seller or its Affiliates owned, operated, managed, or conducted the affairs of the TubeBuddy Business prior to the Closing. Nothing in this Section shall prohibit any Party from (a) making truthful statements as required by applicable Law, legal process, or any Governmental Authority, (b) making truthful statements in connection with the enforcement of such Party’s rights under this Agreement or any Ancillary Document, or (c) providing truthful information in response to a valid subpoena or other compulsory legal process.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.07, Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.07, and Section 5.08 shall survive for a period of three (3) years following the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing until fully performed or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

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(d) any Third-Party Claim solely to the extent of Losses that result from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date, and in each case excluding any Losses to the extent caused or increased by any act or omission of Buyer after the Closing.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Parent and Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Buyer pursuant to this Agreement or any Ancillary Document; or

(c) any Assumed Liability or other liability or obligation arising out of or in connection with the ownership of the Purchased Assets or the operation of the TubeBuddy Business arising after the Closing.

Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $20,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed $500,000 of the Purchase Price (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) (including the Basket and the Cap) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.07, Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.07, and Section 5.08.

(d) For purposes of this ARTICLE VII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

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Section 7.05 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the TubeBuddy Business, or (y) primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate of interest as identified in The Wall Street Journal on the date of agreement of the Indemnifying Party or final, non-appealable adjudication (or the next preceding date of publication if The Wall Street Journal is not published on such date) plus three percent. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement, as the case may be.

Section 7.09 Exclusive Remedies. Subject to and except for Section 6.03 and Section 8.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 6.03 and Section 8.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

Section 7.10 No Other Representations. In entering into this Agreement, the Buyer expressly confirms and agrees that it has not relied on any representations, warranties or other statements by or on behalf of the Seller that are not expressly set forth in this Agreement. Parent, Buyer and Seller acknowledge and agree that, except as may expressly be set forth in this Agreement, (a) the Seller makes no representation or warranty of any kind, whatsoever, express or implied, with respect to the Purchased Assets, the Assumed Liabilities or the TubeBuddy Business, nor any of the transactions contemplated hereby, or the business, assets, condition or prospects (financial or otherwise) or any other matter involving the Purchased Assets, the Assumed Liabilities or the TubeBuddy Business and (b) all of the Purchased Assets to be transferred or Assumed Liabilities to be assumed or transferred in accordance with this Agreement or any Ancillary Document shall be transferred or assumed on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a particular purpose or otherwise are expressly disclaimed. Without limiting the foregoing, Parent and Buyer acknowledge that the Seller makes no representation or warranty of any kind with respect to any financial projections or financial forecasts that may have been provided to Buyer or its affiliates in connection with due diligence of the TubeBuddy Business, the Purchased Assets or the Assumed Liabilities.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, (a) Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (b) Buyer shall be responsible for the printing and mailing costs for the Proxy Statement.

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Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Ben Group, Inc. 14724 Ventura Blvd., Suite 1200 Sherman Oaks, CA 91403 E-mail: [ ] Attention: Pra Chandrasoma, General Counsel
with a copy to:	Perkins Coie LLP 1301 Second Avenue, Suite 4200 Seattle, WA 98101-3804 E-mail: [ ] Attention: David Martinez
If to Buyer or Parent:	6775 Cowboys Way Frisco, TX 75034 E-mail: [ ] Attention: John Wilk, General Counsel
with a copy to:	Baker & Hostetler LLP 1900 Avenue of the Stars, Suite 2700 Los Angeles, CA 90067 E-mail: [ ] Attention: JR Lanis

Section 8.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement or any Ancillary Document to one or more of its direct or indirect wholly-owned subsidiaries and (b) Seller may, without the prior written consent of Buyer, assign all or any portion of its rights and obligations under this Agreement or any Ancillary Document to any of its Affiliates or to any secured creditor of any Affiliate. No assignment shall relieve the assigning party of any of its obligations hereunder or under any Ancillary Document.

Section 8.08 No Third-Party Beneficiaries; Non-Recourse. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, may only be made against the entities and persons that are expressly identified as parties to this Agreement in their capacities as such, and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, Affiliates or representatives of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, Affiliate or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates or representatives seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLER:
BEN GROUP, INC.

By	/s/ Geoffrey T. Raicht
Name:	Geoffrey T. Raicht
Title:	Chief Transition Officer

TUBEBUDDY, LLC

By	/s/ Geoffrey T. Raicht
Name:	Geoffrey T. Raicht
Title:	Chief Transition Officer

BUYER:
TUBEBUDDY, INC.

By	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

PARENT:
GAMESQUARE HOLDINGS, INC.

By	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENTS

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

TRANSITION SERVICES AGREEMENT

EXHIBIT F

VOTING PROXY

EXHIBIT G

PRESS RELEASE

EXHIBIT H

CERTIFICATE OF DESIGNATION